UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Real Goods Solar, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following is a transcripts of a recorded telephone message Real Goods Solar, Inc. (the “Company”) plans to distribute to its shareholders in connection with the Company’s 2018 Annual Shareholders Meeting, beginning on or about May 30, 2018.

Hi, this is Dennis Lacey, CEO of Real Goods Solar, the exclusive worldwide manufacturer of the POWERHOUSE solar shingle. You will have received by now an important set of materials related to our 2018 Annual Shareholders Meeting. I ask that you take a moment to review the proxy materials and vote your shares. RGS is proposing shareholder approval of the Note Financing Action to enable us to maximize our ability to obtain cash from the Note Financing to pursue commercialization of the POWERHOUSE™ solar shingle. RGS is also proposing approval of a new stock option plan, as our prior plan expired earlier this year. We are not asking for an increase over the number of awards previously approved under the old plan, just a new plan to issue them under. Your support on these matters is greatly appreciated. If you have questions regarding the proxy material, please contact one our proxy specialists from Alliance Advisors at 833-814-9448. Thank you in advance for your vote and for being a valued shareholder.